Exhibit 3.25

STATE OF NEW HAMPSHIRE

LIMITED LIABILITY COMPANY

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF FORMATION

of

CROTCHED MOUNTAIN PROPERTIES, LLC

TO THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE

PURSUANT TO THE PROVISIONS OF CHAPTER 304-C, SECTION 13 OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, THE UNDERSIGNED SUBMITS THE FOLLOWING CERTIFICATE OF AMENDMENT:

FIRST: The name of the limited liability company is Crotched Mountain Properties, LLC.

SECOND: The text of each amendment is:

Article Sixth of the Certificate of Formation is amended to read as follows: “The management of the limited liability company is vested in Managers.”

Dated as of this 5th day of February 2003

/s/ Terry D. Schnare
Terry D. Schnare,
Manager

/s/ Donald H. Hardwick, Sr.
Donald H. Hardwick, Sr.,
Manager